BJ’s Wholesale Club Holdings, Inc. Announces Record Second Quarter Fiscal 2020 Results

•	Comparable club sales, excluding gasoline sales, increased by 24.2%, including digitally enabled sales growth of over 300% for the second quarter of fiscal 2020.

•	Income from continuing operations increased by 96.5% year-over-year to $106.7 million, for the second quarter of fiscal 2020.

•	Adjusted EBITDA increased by 41.6% year-over-year to $216.9 million, for the second quarter of fiscal 2020.

•	Earnings per diluted share of $0.76, reflects a 94.9% year-over-year growth.

•	Adjusted earnings per diluted share of $0.77, reflects 97.4% year-over-year growth.

•	Net cash provided by operating activities was $733.7 million and free cash flow was $654.8 million, for the first half of fiscal 2020.

•	Company recognizes dedication of BJ's team members and invests $31.4 million and $82.7 million in wages and bonuses, quarter to date and year to date, respectively.

Westborough, Mass. (August 20, 2020) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen and twenty-six weeks ended August 1, 2020.

“We continue to be extremely grateful for the dedication of our team members, who have exemplified our core values and continue to serve our members and communities during these difficult times” said Lee Delaney, President and Chief Executive Officer, BJ’s Wholesale Club. "We delivered another remarkable quarter with strong comp growth and record profitability. Our business has been transformed and strengthened in the last six months by every measure. We are extremely well positioned to continue to win as we invest in digital capabilities, membership, assortment, marketing and geographic expansion to further accelerate this transformation."

Key Measures for the Thirteen Weeks Ended August 1, 2020 (Second Quarter of Fiscal 2020) and for the Twenty-Six Weeks Ended August 1, 2020 (First Half of Fiscal 2020):

BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
	August 1, 2020	August 3, 2019	% Growth	August 1, 2020	August 3, 2019	% Growth
Net sales	$3,871,640	$3,271,145	18.4%	$7,589,680	$6,340,908	19.7%
Membership fee income	82,490	74,697	10.4%	162,055	148,070	9.4%
Total revenues	3,954,130	3,345,842	18.2%	7,751,735	6,488,978	19.5%

Operating income	163,595	98,741	65.7%	307,345	169,423	81.4%
Income from continuing operations	106,668	54,293	96.5%	202,410	90,378	124.0%
Adjusted EBITDA (a)	216,850	153,187	41.6%	410,765	277,263	48.1%
Net income	106,618	54,523	95.5%	202,352	90,321	124.0%
EPS (b)	0.76	0.39	94.9%	1.46	0.65	124.6%
Adjusted net income(a)	107,542	55,050	95.4%	203,276	91,728	121.6%
Adjusted EPS (a)	0.77	0.39	97.4%	1.46	0.66	121.2%
Basic weighted average shares outstanding	136,706	136,571	0.1%	136,398	136,690	(0.2)%
Diluted weighted average shares outstanding	139,522	139,516	—%	138,975	139,989	(0.7)%

a)	See “Note Regarding Non-GAAP Financial Information”

b)	EPS represents earnings per diluted share

Additional Highlights:

•
Comparable club sales for the second quarter of fiscal 2020 increased 17.2%, compared to the second quarter of fiscal 2019. Comparable club sales, excluding the impact of gasoline sales, for the second quarter of fiscal 2020 increased 24.2% compared to the second quarter of fiscal 2019. Comparable club sales for the first half of fiscal 2020 increased 18.5%, compared to the first half of fiscal 2019. Comparable club sales, excluding the impact of gasoline sales, for the first half of fiscal 2020 increased 25.6% compared to the first half of fiscal 2019.

•
Gross profit increased to $756.4 million in the second quarter of fiscal 2020 from $612.8 million in the second quarter of fiscal 2019. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, remained flat over the second quarter of fiscal 2019. Continued execution of our category profitability improvement and improved sales performance in our general merchandise business was offset by cost inflation of certain commodities, most notably beef and distribution costs associated with the coronavirus pandemic. Gross profit increased to $1,493.1 million in the first half of fiscal 2020 from $1,186.9 million in the first half of fiscal 2019. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, decreased by approximately 20 basis points over the first half of fiscal 2019. While merchandise margins benefited from strong sales performance and continued execution of our category profitability improvement initiatives, these drivers were offset by distribution costs associated with the coronavirus pandemic, the decline in our higher-margin apparel business and temporary shut-down of our higher-margin services business in the first quarter of fiscal 2020.

•
Selling, general and administrative expenses ("SG&A") increased to $590.8 million in the second quarter of fiscal 2020, compared to $511.9 million in the second quarter of fiscal 2019. SG&A in the second quarter of fiscal 2019 included charges related to offering costs of $0.7 million. The year-over-year increase in SG&A expense was primarily driven by costs associated with the coronavirus pandemic, including wage increases, bonuses, safety and protective equipment and other operational costs, such as security. SG&A increased to $1,181.2 million in the first half of fiscal 2020, compared to $1,013.1 million in the first half of fiscal 2019. SG&A in the first half of fiscal 2019 included charges related to our initial public offering and the registered offerings by selling stockholders of $1.9 million.

•
Operating income increased to $163.6 million, or 4.1% of total revenues in the second quarter of fiscal 2020, compared to $98.7 million, or 3.0% of total revenues in the second quarter of fiscal 2019. Operating income in the second quarter of fiscal 2019 included offering costs of $0.7 million. Operating income increased to $307.3 million, or 4.0% of total revenues in the first half of fiscal 2020, compared to $169.4 million, or 2.6% of total revenues in the first half of fiscal 2019. Operating income in the first half of fiscal 2019 included charges related to offering costs of $1.9 million.

•
Interest expense, net, decreased to $20.7 million in the second quarter of fiscal 2020, compared to $26.8 million in the second quarter of fiscal 2019. Interest expense in the second quarter of fiscal 2020 included $1.3 million write-off of deferred fees and the original issue discount associated with the July 2020 partial payoff of our first lien term loan facility (the "First Lien Term Loan"). Interest expense, net, decreased to $42.6 million in the first half of fiscal 2020, compared to $54.6 million in the first half of fiscal 2019. The decrease in interest expense was driven by continued de-levering.

•
Income tax expense was $36.2 million in the second quarter of fiscal 2020, compared to income tax expense of $17.7 million in the second quarter of fiscal 2019. The second quarter of fiscal 2020 included a benefit of $2.6 million from excess tax benefits related to stock-based compensation compared to $1.7 million in the second quarter of fiscal 2019. Income tax expense was $62.4 million in the first half of fiscal 2020, compared to income tax expense of $24.5 million in the first half of fiscal 2019.

•
Under our share repurchase program, we repurchased 924,282 shares of common stock, totaling $34.1 million in the second quarter of fiscal 2020. In the first half of fiscal 2020, we repurchased 1,099,282 shares of common stock, totaling $38.1 million, under such program.

Conference Call Details

A conference call to discuss the second quarter fiscal 2020 financial results is scheduled for today, August 20, 2020, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-274-0290 (international callers please dial 647-689-5405) approximately 10 minutes prior to the start of the call and reference conference ID 9769849. A live audio webcast of the conference call will be available online at https://investors.bjs.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at https://investors.bjs.com and by dialing 416-621-4642 and entering the access code 9769849. The recorded replay will be available until August 27, 2020 and an online archive of the webcast will be available for one year.

About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 219 clubs and 148 BJ's Gas® locations in 17 states.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net sales	$3,871,640	$3,271,145	$7,589,680	$6,340,908
Membership fee income	82,490	74,697	162,055	148,070
Total revenues	3,954,130	3,345,842	7,751,735	6,488,978
Cost of sales	3,197,752	2,733,085	6,258,645	5,302,062
Selling, general and administrative expenses	590,814	511,889	1,181,175	1,013,070
Pre-opening expense	1,969	2,127	4,570	4,423
Operating income	163,595	98,741	307,345	169,423
Interest expense, net	20,741	26,783	42,585	54,572
Income from continuing operations before income taxes	142,854	71,958	264,760	114,851
Provision for income taxes	36,186	17,665	62,350	24,473
Income from continuing operations	106,668	54,293	202,410	90,378
Income (loss) from discontinued operations, net of income taxes	(50)	230	(58)	(57)
Net income	$106,618	$54,523	$202,352	$90,321
Income per share attributable to common stockholders - basic:
Income from continuing operations	$0.78	$0.40	$1.48	$0.66
Loss from discontinued operations	—	—	—	—
Net income	$0.78	$0.40	$1.48	$0.66
Income per share attributable to common stockholders - diluted:
Income from continuing operations	$0.76	$0.39	$1.46	$0.65
Loss from discontinued operations	—	—	—	—
Net income	$0.76	$0.39	$1.46	$0.65
Weighted average number of shares outstanding:
Basic	136,706	136,571	136,398	136,690
Diluted	139,522	139,516	138,975	139,989

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	August 1, 2020	August 3, 2019
ASSETS
Current assets:
Cash and cash equivalents	$168,811	$29,092
Accounts receivable, net	170,595	162,278
Merchandise inventories	1,005,274	1,026,541
Prepaid expense and other current assets	64,074	47,353
Total current assets	1,408,754	1,265,264

Operating lease right-of-use assets, net	2,043,713	2,040,834
Property and equipment, net	755,678	750,716
Goodwill	924,134	924,134
Intangibles, net	141,054	153,730
Other assets	20,687	17,409
Total assets	$5,294,020	$5,152,087

LIABILITIES
Current liabilities:
Current portion of long-term debt	$—	$195,377
Current portion of operating lease liabilities	128,010	118,035
Accounts payable	1,004,725	798,504
Accrued expenses and other current liabilities	631,500	499,149
Total current liabilities	1,764,235	1,611,065

Long-term lease liabilities	1,971,634	1,957,934
Long-term debt	1,202,209	1,540,602
Deferred income taxes	43,111	46,508
Other noncurrent liabilities	193,730	160,564

STOCKHOLDERS' EQUITY (DEFICIT)	119,101	(164,586)
Total liabilities and stockholders' equity (deficit)	$5,294,020	$5,152,087

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)
	26 Weeks Ended August 1, 2020	26 Weeks Ended August 3, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$202,352	$90,321
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82,171	77,671
Amortization of debt issuance costs and accretion of original issue discount	2,363	2,646
Debt extinguishment charges	1,283	—
Stock-based compensation expense	14,578	8,796
Deferred income tax provision	438	10,563
Other non cash items, net	4,175	2,733
Increase (decrease) in cash due to changes in:
Accounts receivable	35,758	32,022
Merchandise inventories	76,228	25,765
Accounts payable	218,313	(18,376)
Accrued expenses	70,971	(37,618)
Other operating assets and liabilities, net	25,062	20,601
Net cash provided by operating activities	733,692	215,124
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals	(82,962)	(88,298)
Proceeds from sale leaseback transaction	4,061	—
Net cash used in investing activities	(78,901)	(88,298)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long term debt	(3,297)	(7,689)
Paydown of First Lien Term Loan	(150,000)	—
Net Payments on ABL Facility	(328,000)	(59,000)
Net cash received from stock option exercises	9,005	8,618
Net cash received from Employee Stock Purchase Program (ESPP)	1,107	726
Acquisition of treasury stock	(44,533)	(67,237)
Other financing activities	(466)	(298)
Net cash used in financing activities	(516,184)	(124,880)
Net increase in cash and cash equivalents	138,607	1,946
Cash and cash equivalents at beginning of period	30,204	27,146
Cash and cash equivalents at end of period	$168,811	$29,092

Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow and net debt and net debt to LTM adjusted EBITDA.
We define adjusted net income as net income attributable to common stockholders adjusted for: stock-based compensation related to the IPO; offering costs; management fees; club closing and impairment charges; reduction in force severance; gain on sale leaseback transactions; charges related to debt restructurings and retirements; and the tax impact of the foregoing adjustments on net income.
We define adjusted net income per diluted share as adjusted net income divided by the weighted average diluted shares outstanding.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; pre-opening expenses; non-cash rent; strategic consulting; offering costs; and other adjustments.
We define free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals plus proceeds from sale leaseback transaction.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, adjusted EBITDA excludes pre-opening expenses, because we do not believe these expenses are indicative of the underlying operating performance of our stores. The amount and timing of pre-opening expenses are dependent on, among other things, the size of new stores opened and the number of new stores opened during any given period.

Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.
We present free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our board of directors and we believe it assists investors and analysts in evaluating our liquidity. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our board of directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net income as reported	$106,618	$54,523	$202,352	$90,321
Adjustments:
Offering costs (a)	—	706	—	1,928
Charges and write-offs related to debt paydown (b)	1,283	—	1,283	—
Tax impact of adjustments to net income (c)	(359)	(179)	(359)	(521)
Adjusted net income	$107,542	$55,050	$203,276	$91,728

Weighted average diluted shares outstanding	139,522	139,516	138,975	138,989
Adjusted net income per diluted share (d)	$0.77	$0.39	$1.46	$0.66

(a)	Represents costs related to registered offerings by selling stockholders.

(b)	Represents the write-off of deferred fees and original issue discount associated with the partial paydown of our First Lien Term Loan.

(c)	Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.

(d)	Adjusted net income per diluted share is measured using weighted average diluted shares outstanding.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Income from continuing operations	$106,668	$54,293	$202,410	$90,378
Interest expense, net	20,741	26,783	42,585	54,572
Provision for income taxes	36,186	17,665	62,350	24,473
Depreciation and amortization	41,332	39,001	82,171	77,671
Stock-based compensation expense (a)	9,064	4,952	14,578	8,796
Pre-opening expenses (b)	1,969	2,127	4,570	4,423
Non-cash rent (c)	511	3,019	2,015	3,773
Strategic consulting (d)	—	4,610	—	11,349
Offering costs (e)	—	706	—	1,928
Other adjustments (f)	379	31	86	(100)
Adjusted EBITDA	$216,850	$153,187	$410,765	$277,263

(a)	Represents total stock-based compensation expense.

(b)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.

(c)	Consists of an adjustment to remove the non-cash portion of rent expense.

(d)	Represents fees paid to external consultants for strategic initiatives of limited duration.

(e)	Represents costs related to registered offerings by selling stockholders.

(f)	Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Free Cash Flow
(Amounts in thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net cash provided by operating activities	$263,790	$170,188	$733,692	$215,124
Less: Additions to property and equipment, net of disposals	47,750	51,764	82,962	88,298
Plus: Proceeds from sale leaseback transaction	4,061	—	4,061	—
Free cash flow	$220,101	$118,424	$654,791	$126,826

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)
	August 1, 2020
Total debt	$1,202,209
Less: Cash and cash equivalents	168,811
Net Debt	$1,033,398

Income from continuing operations	299,789
Interest expense, net	96,243
Provision for income taxes	94,089
Depreciation and amortization	161,500
Stock-based compensation expense (a)	24,578
Pre-opening expenses (b)	15,299
Non-cash rent (c)	6,616
Reduction in force severance (d)	3,994
Club closings and impairment charges (e)	15,383
Other adjustments (f)	(2,365)
Adjusted EBITDA	$715,126

Net debt to LTM adjusted EBITDA	1.4	x

(a)	Represents total stock-based compensation expense.

(b)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.

(c)	Consists of an adjustment to remove the non-cash portion of rent expense.

(d)	Represents severance charges associated with a reduction in workforce announced in January 2020.

(e)	Represents primarily closing costs associated with our clubs in Charlotte, N.C. and Geneva, N.Y., which closed in the fourth quarter of fiscal 2019 and other impairment charges.

(f)
Other non-cash items, including a gain from the sale leaseback of one of our new Michigan locations, non-cash accretion on asset retirement obligations, termination costs to former executives and obligations associated with our post-retirement medical plan.

Investor Contact:
Faten Freiha, BJ's Wholesale Club
(774) 512-6320
ffreiha@bjs.com

Media Contact:
Kristy Houston, BJ’s Wholesale Club
(774) 512-5086
khouston@bjs.com